Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-181080) pertaining to the Phillips 66 Savings Plan of our report dated June 21, 2013, with respect to the financial statements and schedule of the Phillips 66 Savings Plan included in this Annual Report (Form 11-K) for the period from May 1, 2012 (inception) through December 31, 2012.

/s/ERNST & YOUNG LLP

Houston, Texas
June 21, 2013